Exhibit 99.1

For Immediate Release	Press Release

Contact:	Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Ph: 919-313-5397
Fax: 919-313-5615
Email: raiford_garrabrant@cree.com

Cree Reports Financial Results for the First Quarter of Fiscal 2007

Revenue of $104 Million and Diluted EPS of $0.17

DURHAM, NC, OCTOBER 19, 2006 - Cree, Inc. (Nasdaq: CREE), a market-leading innovator of semiconductors that enhance the value of solid-state lighting, power and communications products, today announced revenue of $103.9 million for its fiscal first quarter ended September 24, 2006. This represents a 1% increase over the revenue of $102.9 million reported for the year ago period. Net income for the first quarter was $13.3 million, or $0.17 per diluted share, compared to $21.7 million or $0.28 per diluted share for the first quarter of 2006.

“Q1 was a solid quarter for Cree, as we delivered earnings at the high end of our previously announced target range,” stated Chuck Swoboda, Cree chairman and CEO. “While short-term market conditions remain challenging, we continue to make outstanding progress towards our goal of enabling LEDs to become a cost-effective, energy-saving alternative for lighting applications. The recently introduced EZBright™1000 LED power chip and the latest XLamp® 7090 power LED have established a new class of performance by dramatically increasing the light output and efficiency provided by LEDs. Looking forward, we are on track with our strategy to broaden our product lines into higher-value components for the tremendous markets in lighting and power.”

Q1 Financial Highlights:

➢	Net income from continuing operations for the first quarter was $13.3 million, or $0.17 per diluted share.

➢	Gross profit was 41% of revenue.

➢	Operating profit was 16% of revenue.

➢	The company closed the acquisition of INTRINSIC Semiconductor, which was based on a purchase price of $46 million.

➢	The company repurchased 300,000 shares for $5.4 million, or $18.14 per share; 5.2 million shares remain authorized under the stock repurchase program that extends through June 2007.

➢	Cash flow from operations was $43 million.

➢	Cash and investments equaled $334 million.

Recent Business Highlights:

➢
The company closed the acquisition of INTRINSIC Semiconductor. The integration of INTRINSIC’s ZMP™ technology into Cree’s materials product line is targeted to accelerate development of larger-diameter, high-quality SiC wafers, which should enable new high-power semiconductor devices and lower-cost LEDs.

➢
The EZBright1000 LED power chip was released. This industry-leading chip is twice the brightness of Cree’s previous-generation power chips and should enable solid-state lamp makers to challenge the efficiency of not only incandescent but also fluorescent lamps.

➢
The new XLamp 7090 power LED was released. It delivers a dramatic increase in brightness and efficiency as the first power LED based on the industry-leading EZBright1000 LED power chip and was designed to enable general lighting applications, such as street lighting, retail lighting, and parking garage lighting.

➢
Lite-On Technology Corporation licensed Cree’s pioneering white LED patent, U.S. Patent No. 6,600,175. The license authorizes Lite-On to manufacture and sell light bars incorporating Cree white LEDs for use in backlighting LCD displays of laptops.

➢
The company announced it is shipping sample quantities of a new GaN HEMT optimized for North American WiMAX applications. It is designed to provide exceptional linear power and efficiency for applications operating between 2.3 GHz and 2.9 GHz.

Business Outlook:

For its second quarter of fiscal 2007, Cree currently targets revenue in a range of $105 million to $109 million with earnings of $0.14 to $0.17 per diluted share, excluding amortization of acquisition-related intangibles resulting from the acquisition of INTRINSIC Semiconductor. The final valuation of acquisition-related intangible assets is expected to be completed by December 2006.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the first quarter fiscal 2007 results and the second quarter fiscal 2007 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Cree’s website at www.cree.com and go to “Investor Relations — Overview” for webcast details. The call will be archived and available on the website through November 2, 2006.

Supplemental financial information is available in the “Investor Relations” section of Cree’s website, under “Financial Metrics,” “Quarter ending September 24, 2006” at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional information please refer to www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes, transition of production of larger wafers, and transition of our advanced device wafer fabrication to our new facility, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp-up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; our ability to sublease the Sunnyvale facility; risks associated with our recent acquisition; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 25, 2006, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree, the Cree logo and XLamp are registered trademarks of Cree, Inc. EZBright and ZMP are trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	9/24/2006	9/25/2005
	(Unaudited)	(Unaudited )

Product revenue	$97,418	$96,304
Contract revenue	6,492	6,598
Total revenue	103,910	102,902

Cost of product revenue	55,873	46,301
Cost of contract revenue	5,137	4,434
Total cost of revenue	61,010	50,735

Gross profit	42,900	52,167

Operating expenses:
Research and development	14,366	12,792
Sales, general and administrative	11,946	10,735
Impairment or loss on disposal of long-lived assets	97	568
Total operating expenses	26,409	24,095

Operating income	16,491	28,072

Non-operating income:
Gain (loss) on investments in securities	(1)	587
Other non-operating income	-	3
Net interest income	3,866	2,326
Income from continuing operations before income taxes	20,356	30,988

Income tax expense	6,989	7,759
Net income from continuing operations	13,367	23,229

Loss from discontinued operations, net of related tax benefit	(77)	(1,509)
Net income	$13,290	$21,720

Earnings per diluted share:
From continuing operations	$0.17	$0.30
From discontinued operations	$-	$(0.02)
From net income	$0.17	$0.28

Weighted average shares of common stock outstanding, basic	77,061	75,601

Weighted average shares of common stock outstanding, diluted	78,039	77,558

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	9/24/2006	6/25/2006
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash, cash equivalents and short term investments	$ 208,546	$ 256,218
Accounts receivable, net	72,246	68,363
Inventory	40,171	29,994
Deferred income taxes	12,416	10,092
Prepaid expenses and other current assets	9,656	11,437
Assets of discontinued operations	392	394
Total current assets	343,427	376,498

Property, plant and equipment, net	360,604	342,238
Long-term investments held to maturity	125,490	119,400
Intangible assets, net	70,627	30,286
Long-term marketable securities	29,305	29,072
Other assets	3,515	2,706
Total assets	$ 932,968	$ 900,200

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade	$ 35,711	$ 23,214
Current portion of capital lease obligations	396	-
Accrued salaries and wages	9,015	8,828
Income tax payable	7,291	-
Other current liabilities	2,062	4,256
Liabilities of discontinued operations	941	1,092
Total current liabilities	55,416	37,390

Long term liabilities:
Deferred income taxes and contingent tax reserves	33,401	33,310
Capital lease obligations, net of current portion	791	-
Long term liabilities of discontinued operations	1,772	1,887
Total long term liabilities	35,964	35,197

Shareholders' Equity:
Common stock	96	96
Additional paid in capital	581,388	580,804
Comprehensive income	11,859	11,758
Retained earnings	248,245	234,955
Total shareholders' equity	841,588	827,613
Total liabilities and shareholders' equity	$ 932,968	$ 900,200